======================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8
                                    --------
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                    DIRECT RESPONSE FINANCIAL SERVICES, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                    COLORADO
                                    --------
         (STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION)

                                   84-1547578
                                   ----------
                     (I.R.S. EMPLOYER IDENTIFICATION NUMBER)

                           2899 Agoura Road, Suite 115
                       Westlake Village, California 91361
                       ----------------------------------
          (Address of principal executive offices, including zip code)

                                 (818) 735-3726
                                 --------------
                (Issuer's telephone number, including area code)

                         Pacific Registered Agents, Inc.
                                 20 Pearl Street
                             Denver, Colorado 80203
                                 (800) 535-4828
                         -------------------------------
            (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)


                         CALCULATION OF REGISTRATION FEE
                         -------------------------------

CALCULATION OF REGISTRATION FEE
============================================================================================
                                                     Proposed Maximum     Proposed Maximum
Title of Securities    Amount to be  Offering Price  Aggregate Offering   Amount of
to be Registered       Registered    per Share (1)   Price (1)            Registration Fee
============================================================================================
Common Stock,          5,000,000     $  0.03         $  150,000.00         $  17.65
No par value
============================================================================================

(1) Estimated solely for the purpose of calculating the registration fee, pursuant to Rule 475(c) under the Securities Act of 1933, as amended on the basis of the Registrant's common stock bid price at the time that compensation to consultants were paid with the registrant's common stock in lieu of cash payment.

PART 1
======

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

The document containing the terms of sales consulting services has been approved by the Registrant's officer and the Board of Directors and is defined in the Registrant's Board of Directors Resolution. (See Exhibits). In accordance with the rules and Regulations of the Securities and Exchange Commission (the "Commission") and the instructions to Form S-8, such documents are not being filed with the Commission either in part of this Registration Statement or as Prospectuses or Supplements pursuant to Rule 424 under the Securities Act.


PART II
=======

Item 3.  Incorporation of Documents By Reference
------------------------------------------------

The documents listed in (a) through (b) below had been filed by Registrant with the Commission and are incorporated herein by reference.

(a) The registrant's Annual Report on Form 10K-SB for the year ended January 31, 2004, as filed with the Securities and Exchange Commission (the "SEC").

(b) The Registrant's 10Q-SB quarterly reports for the quarters ending October 31, 2004, July 31, 2004, and April 30, 2004.

(c) All (if any) reports filed by the registrant pursuant to Section 13 (a) and 15 (d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

All documents subsequently filed by the Registrant pursuant to Section 13 (a), 13 (c), 14 and 15 of the Securities Exchange Act of 1934, the "Exchange Act") prior to the filing of a post-effective amendment which will indicate that all securities hereby have been sold, or which de-registers securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Item 4.  Description of Securities
----------------------------------

Not Applicable.

Item 5.  Interests of Named Experts and Counsel.
------------------------------------------------

Not Applicable

Item 6.  Indemnification Of Officers and Directors.
---------------------------------------------------

No Director or Officer of Direct Response Financial Services, Inc. will have personal liability to the Company or any stockholders for monetary damages for breach of fiduciary duty as a Director or Officer involving any act or omission of such Director or Officer, whereas specific provisions in the Articles of Incorporation limits such liability. Such provision shall not eliminate or limit the liability of a Director or Officer; (1) for any breach of duty of loyalty to Direct Response Financial Services, Inc. or its stockholders, (2) for acts of omission not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under applicable sections of the Colorado Corporate Code, or any Colorado State Law applicable, (4) or for any transaction from which an improper personal benefit was derived.

Direct Response Financial Services, Inc. will provide for indemnification of the Directors, Officers, and employees in most cases for any liability suffered by them or arising out of their activities as Directors, Officers, and employees; if they were not engaged in willful malfeasance in the performance of his or her duties; provided that in the event of a settlement the indemnification will apply only when the Board of Directors approves such settlement and reimbursement as being for the best interests of the corporation.

The Directors and Officers of Direct Response Financial Services, Inc. are accountable to the Company as fiduciary, which means they are required to exercise good faith and fairness in all dealings affecting Direct Response Financial Services, Inc.

Item 7.  Exemption From Registration Claimed.
---------------------------------------------

Not Applicable.

Item 8.  Exhibits.
------------------

Reference is hereby made to the Exhibit Index, below.

Item 9.  Undertakings.
----------------------

(a) The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

     (3) To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's Annual Report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and each filing of the Plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES
                                   ----------

Pursuant to the Requirements of the Securities Act of 1933, as amended, the Registration certifies that it has reasonable grounds to believe that it meets all the requirements for filing on S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized, in the city of Westlake Village, California on March 14, 2005.

Direct Response Financial Services, Inc.
----------------------------------------



/s/ T. Randolph Catanese
--------------------------
By: T. Randolph Catanese, Chief Executive Officer and Chairman of the Board



Pursuant to the requirements of the Securities Act of 1933, as amended, this registration Statement has been signed by the following persons in capacities representing the majority of the Registrant's Board of Directors and on the dates indicated.

NAME                              TITLE                DATE
----                              -----                ----

/s/ T. Randolph Catanese           CEO            March 14, 2005
--------------------------
By: T. Randolph Catanese, Chief Executive Officer and Chairman of the Board

EXHIBIT INDEX
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ITEM NO.       DESCRIPTION.
--------       ------------

5.1 Opinion of Douglas R. Hume, Esq. regarding legality of the Common Stock being registered.

10.1           Direct Response Financial Services, Inc. 2005 Stock Incentive
               Plan.

23.1 Consent of Miller and McCollom to utilize independent auditor's report dated April 29, 2004.